UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Ameron International Corporation

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On March 28, 2011, Ameron International Corporation independent directors issued the following public letter to stockholders: Do not let Barington compromise Ameron’s future performance and growth prospects and to re-elect the Board’s nominees, a copy of which follows:

N E W S     R E L E A S E

March 28, 2011

Ameron Independent Directors to Stockholders: Do Not Let

Barington Compromise Ameron’s Future Performance and Growth Prospects

Board Recommends Re-election of Director Nominees James Marlen and David Davenport

PASADENA, Calif.— March 28, 2011 — The Independent Directors of Ameron International Corporation (NYSE:AMN) today issued the following public letter to stockholders highlighting the Company’s accomplishments, performance and strong stewardship of Ameron. The Independent Directors urge stockholders to re-elect Directors James Marlen and David Davenport as the best stewards of stockholder interests and not to let Barington compromise Ameron’s future performance. The Independent Directors recommend that stockholders vote the GOLD proxy as a rejection of Barington Capital Group’s nominee, James Mitarotonda.

Dear Fellow Stockholders,

It is vital to stockholders and the communities we serve to set the record straight given what we believe are activist hedge fund Barington’s mischaracterizations of the Company and Management.

* During the course of Mr. Marlen’s tenure at the Company, Ameron has been transformed and positioned for growth. When Mr. Marlen joined Ameron, the Company was struggling to effectively deal with market conditions, high costs and low productivity. It is now a leading manufacturer of specialized industrial products and a diversified infrastructure company. Because of the efforts of the Board, Mr. Marlen and the many dedicated Ameron employees, Ameron is a focused, streamlined company without equal in most of the markets it serves. Based on these efforts as well as prudent fiscal planning, timely divestitures, strategic organic initiatives and an expanded global footprint, Ameron is poised for growth when its end markets improve.

* The outstanding returns that this Board, Management and Ameron’s dedicated employees have produced for stockholders demonstrate the effectiveness of the Company’s strategy and stewardship:

•	total stockholder return of approximately 11 percent per year during Jim Marlen’s tenure with the Company from June 30, 1993 to January 31, 2011;
•	total stockholder return of approximately 12 percent per year over the last five fiscal years, despite the economic recession;
•	both of these total stockholder returns exceeded the returns of the Dow Jones Index, the Russell 2000 Index, the S&P 500 Index and the NYSE Broad Index over the respective periods; and
•	Ameron’s stock price increased nearly five times from 1993 to today.

* The Board has a track record of improving corporate governance to protect the interests of all stockholders. These changes include the forthcoming separation of the positions of Chairman and CEO, following the terms of the stockholder proposal approved at last year’s annual meeting, a new stock ownership and retention policy, which even Mr. Mitarotonda has applauded, a new peer group for compensation purposes, and the discontinuation of tax gross-ups. The Board made these changes voluntarily, based on input from a variety of sources, including all of the Company’s stockholders and after reviewing best governance practices, and not just in response to any one particular agitator as Mr. Mitarotonda would like you to believe.

* Based on Jim Marlen’s planned retirement as CEO no later than March 2012, the Board has also launched a thoughtful succession plan to select a highly qualified CEO to succeed Mr. Marlen and build on his record of success.

* We welcome dialogue with our stockholders, and we have always been amenable to new voices and perspectives on the Board, as evidenced by the addition of Barry Williams to the Board in 2010. Indeed, we have publicly indicated our openness and desire to add two new independent directors.

On the basis of all of this, we question Barington’s motives in launching a hostile proxy contest. In addition, after a thorough review of Mr. Mitarotonda’s experience and qualifications and based on our prior experiences with him and our experiences with him during his proxy campaign, the Nominating & Corporate Governance Committee and the Board have determined that James Mitarotonda is an unsuitable director candidate for your Board.

In stark contrast to Ameron’s performance, we believe Mr. Mitarotonda has been unable to effectively manage his own organization and investments. We understand that numerous managers and analysts have left him due to his management style, and his fund’s assets under management have fallen in recent years by more than 80%, from over $500 million to less than $100 million. Mr. Mitarotonda’s explanation for the redemptions is that this was due to redemptions by “funds of funds.” We believe the more probable explanation for those investor withdrawals is that his own investors have delivered an indictment of his record.

*Integrity and character are two of the most critical qualities for corporate directors, and Mr. Mitarotonda’s past conduct has raised concerns for us in these areas. He has approached the Board in a confrontational manner and spuriously thrown around unfounded allegations. His ill-informed public portrayal of the Company and Management’s performance and his reckless character assassinations also raise concerns about his ability to collaborate with the Board in further developing Ameron’s success.

We strongly believe that Mr. Mitarotonda, should he be elected, will not contribute and most likely will detract from the Board and Management’s efforts to preserve and grow stockholder value.

We urge you to re-elect Mr. Marlen and Mr. Davenport as directors based on their strong long-term performance and a record of creating value for Ameron’s stockholders. The Ameron Board recommends stockholders vote the GOLD proxy. There is time for stockholders to change their vote. If you need assistance in voting, please call our proxy solicitor, Morrow & Co., LLC at 800-662-5200.

Sincerely,

The Independent Directors of Ameron International Corporation

About Ameron International Corporation

Ameron International Corporation (“Ameron” or “the Company”) is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended November 30, 2010. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Vote the GOLD Proxy Card to Support Your Board’s Nominees

Please vote your GOLD proxy today and support your Company. Even if you have sent a white proxy card to Barington, you have every right to change your vote. You may revoke that proxy, and vote as recommended by your Board by signing, dating and mailing the enclosed GOLD proxy card in the enclosed envelope. Only your latest dated proxy counts. If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO., LLC
Call Toll Free at (800) 662-5200 or
Call Collect at (203) 658-9400 or email at: ameron.info@morrowco.com

Additional Information and Where to Find It

Ameron has filed with the Securities and Exchange Commission (“SEC”), and has mailed to stockholders, a proxy statement in connection with its 2011 Annual Meeting of stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain free copies of these documents and other documents filed with the SEC by Ameron through the website maintained by the SEC at http://www.sec.gov and at http://www.ezodproxy.com/ameron/2011, or by writing to Ameron International Corporation, 245 South Los Robles Avenue, Pasadena, California 91101-3638.

Certain Information Regarding Participants

Ameron and its Directors are, and certain of its officers may be deemed to be, participants in the solicitation of proxies with respect to the 2011 Annual Meeting of stockholders. A description of the direct and indirect interests of the participants, by securities holdings or otherwise, was contained in Ameron’s proxy statement that was filed with the SEC on February 28, 2011.

Ameron International Corporation

Media: Brunswick Group, Steven Lipin/Christina Stenson

Telephone: 212-333-3810

Investors: Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer

James R. McLaughlin, Senior Vice President, Corporate Development & Treasurer

Telephone: 626-683-4000